Exhibit 10(i)

WD-40 COMPANY

SUPPLEMENTAL DEATH BENEFIT PLAN

This WD-40 Company Supplemental Death Benefit Plan (the “Plan”) is entered into between WD‑40 COMPANY, a Delaware corporation (hereinafter called the “Company”) and ____________________________ (hereinafter called “Employee”).  Employee and the Company hereby agree as follows:

1.Employee is presently employed by the Company and the Company agrees to provide a death benefit to Employee as provided for herein if Employee dies prior to the termination of Employee’s employment.  Company or Employee may, however, terminate Employee’s employment at any time and nothing herein shall be construed as a contract for continued employment for any specified period of time.

2.If Employee dies before the effective date of the termination of Employee’s employment with the Company for any reason, including resignation, retirement, disability or termination by the Company, the Company shall pay to Employee’s designated beneficiary an amount equal to Employee’s then current base annual salary as such amount shall last have been determined by the Company’s Board of Directors.  The death benefit shall be paid within sixty (60) days following the date of Employee’s death provided that the designated beneficiary or other person entitled to claim the death benefit presents a valid claim and verification of entitlement satisfactory to the Company.

3.The beneficiary of the aforesaid payment to be made after Employee’s death shall be _______________________________ or such other person or persons as Employee shall hereafter designate in writing to Company.  If no designated beneficiary survives Employee, such payment shall be made to Employee’s estate.

4.If the Company shall elect to purchase a life insurance contract to provide Company with funds to make payment hereunder, Company shall at all times be the sole and complete owner and beneficiary of any such contract and shall have the unrestricted right to use all amounts and exercise all options and privileges thereunder; neither Employee nor Employee’s designated beneficiary nor any other person shall have any right, title or whatsoever in or to any such life insurance contract.

5.Employee’s designated beneficiary or any other person or persons having any claim or right to payment hereunder shall rely solely on the unsecured promise of the Company set forth herein and nothing in this agreement shall be construed to give the Employee, beneficiary or any other person or persons any right, title, interest or claim in or to any specific asset, fund, reserve, account or property of any kind whatsoever owned by the Company.  The designated beneficiary or other person or persons shall have the right to enforce his or her claim against the Company in the same manner as an unsecured creditor.

6.This Plan may be amended at any time upon the written agreement of the parties.

7.Neither Employee nor any designated beneficiary nor any other person entitled to payment hereunder shall have the right to transfer, assign, pledge or otherwise encumber any such payment hereunder nor shall any such payment be subject to seizure for the payment of any debt or judgment, or be transferable by operation of law in the event of bankruptcy or insolvency.  In the event of any attempted transfer, assignment or other encumbrance or levy, the Company shall have no liability hereunder.

IN WITNESS WHEREOF, the undersigned have executed this Plan as of this ___ day of __________, 20__.

Company: WD-40 COMPANY

By:
Garry O. Ridge, President

Attest:
Maria M. Mitchell, Secretary

Employee: